EXHIBIT 10.4

FINANCIAL ADVISORY AGREEMENT

This Financial Advisory Agreement (the “Agreement) is made this 10th day of August 2011, by and between Envision Solar International, Inc., a Nevada corporation (the “Company”), and Fulcrum Enterprises, Inc., a California corporation (the “Advisor”), with respect to the following facts:

A.           The Company is engaged in the business of developing, designing, manufacturing and marketing commercial solar structures and integrated EV charging.

B.           The Company is engaged in a private placement of its securities pursuant to which it is raising capital.

C.           The Company desires to have the Advisor provide certain financial advisory services to it (collectively, the “Services”), as described in Paragraph 2 of this Agreement, pursuant to the terms and conditions of this Agreement.

D.           The Advisor is willing to provide the Services to the Company pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.           APPOINTMENT OF ADVISOR.  The Company grants to the Advisor, on an exclusive basis for the term of this Agreement, the authority to provide the Services upon the terms and conditions set forth in this Agreement.

2.           ADVISOR SERVICES.  The Advisor, as an independent contractor, will provide the following Services to the Company during the term of this Agreement as reasonably requested or required by the Company:

(a)           Advice and consultation with respect to such items as the Company’s business and strategic plans, financing alternatives, financial modeling, and capital requirements;

(b)           Advice and consultation with respect to potential sources of additional financing and capital for the Company to enable it to implement its business plan and conduct its operations;

(c)           Introductions, on a non-exclusive basis, to potential sources of capital and to other parties who can make such introductions;

(d)           Advice and consultation with respect to the structure of potential transactions pursuant to which the Company may obtain financing or additional capital for its business; and

(e)           Advice, consultation and assistance with long-term planning with respect to the Company’s growth as a public company.

The Company acknowledges that the Advisor will limit its role under this Agreement to that of a financial consultant, and that the Advisor is not, and will not become, engaged in the business of (i) effecting securities transactions for or on the account of the Company, (ii) providing investment advisory services as defined in the Investment Advisors Act of 1940, or (iii) providing any tax, legal or other services except as specifically set forth in this Agreement.

3.           COMPENSATION TO ADVISOR.  In consideration for the Services performed and to be performed by the Advisor for the Company, the Company shall pay to the Advisor a one time fee of $6,000 to offset expenses related to the fulfillment of this agreement and a fee equal to a total of 600,000 warrants to purchase 600,000 shares of the Company’s common stock at an exercise price of $0.25 per share exercisable until July 25, 2016, payable by the vesting of 120,000 warrants on the last day of each month for Services provided during such month, commencing on July 25, 2011.

4.           TERM OF AGREEMENT.  The term of this Agreement shall be for a period of six (6) months, commencing on the date first written above and, except as provided in Paragraph 5 of this Agreement, continuing until the earlier to occur of (a) the election of the non-breaching party, upon a material breach of this Agreement by the other party and the failure by such party to cure said breach within thirty (30) days after receiving written notice of the breach from the other party, or (b) December 25, 2011.

5.           EFFECT OF TERMINATION.  The termination of this Agreement for any reason whatsoever shall not release or discharge either party hereto from any obligation, debt or liability which may previously have accrued and remains to be performed upon the date of termination.  The covenants in this Agreement will survive the termination of this Agreement, unless otherwise specifically provided for in this Agreement.

6.           COMPLIANCE WITH LAWS.  In the course of performing its Services and covenants under this Agreement, each party agrees to comply with all applicable federal, state and local securities and other laws, rules and regulations.  Advisor represents and warrants that as a company whose principals are registered representatives with a securities firm that is a registered member of the Financial Industry National Regulatory Authority (“FINRA”), its affiliated principals have and will comply with all applicable FINRA rules and regulations.

7.           REPRESENTATIONS OF THE COMPANY.  The Company represents and warrants to the Advisor that the disclosure documents regarding the Company and its business, assets and liabilities are and will be true and correct and contain and will contain no material omission or misstatement of the facts. The Company agrees to keep the Advisor currently informed as to any changes in material facts regarding the Company, its proposed business, its assets and liabilities, or any other matters referred to in the disclosure documents provided by the Company.

8.           INDEPENDENT CONTRACTOR.  The Advisor shall act at all times hereunder as an independent contractor with respect to the Company, and not as an employee, partner, agent or co-venturer of or with the Company.  Except as set forth herein, the Company shall neither have nor exercise control or direction whatsoever over the operations of the Advisor, and the Advisor shall neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by the Company.

9.           NO AGENCY CREATED.  No agency, employment, partnership or joint venture is intended to be created by this Agreement.  The Advisor shall have no authority as an agent of the Company or to otherwise bind the Company to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter.  Each party hereto shall refrain from making any representation tending to create an apparent agency, employment, partnership or joint venture relationship between the parties.

10.           INDEMNIFICATION.

(a)           Indemnity by the Advisor.  The Advisor hereby indemnifies and holds harmless the Company and each person who controls the Company (within the meaning of Section 15 of the Securities Act of 1933, as amended) against any and all losses, claims, damages, liabilities and expenses (including reasonable costs and investigation and counsel fees) arising out of or based upon:

(i)           Any breach by the Advisor of its representations, warranties or covenants contained in or made pursuant to this Agreement;

(ii)           Any violations of laws, rules or regulations by the Advisor or the Advisor’s agents, employees, representatives or affiliates.  This indemnity agreement shall be in addition to any liability the Advisor may otherwise have under this Agreement.

(b)           Indemnity by the Company.  The Company hereby indemnifies and holds harmless the Advisor and each person who controls the Advisor (within the meaning of Section 15 of the Securities Act of 1993, as amended) against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and counsel fees) arising out of or based upon:

(i)           Any breach by the Company of its representations, warranties or covenants contained in or made pursuant to this Agreement;

(ii)           Any violations of laws, rules or regulations by the Company or the Company’s agents, employees, representatives or affiliates.  This indemnity agreement shall be in addition to any liability the Company may otherwise have under this Agreement.

(c)           Actions Relating to Indemnity.  If any action or claim shall be brought or asserted against party entitled to indemnification hereunder (the “Indemnified Party”) or any person controlling such party and in respect of which indemnity may be sought from the party obligated to indemnify the Indemnified Party pursuant to paragraphs 11(a) and 11(b) hereof (the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel and the payment of all expenses.  The Indemnified Party or any such controlling person shall have the right to employ separate counsel in any such action and participate in the defense thereof and to be indemnified for the reasonable fees and expenses thereof.  This paragraph shall survive any termination of this Agreement

11.           NOTICES.  Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be:

(a)           sent by email or facsimile transmission (in which case it shall be deemed delivered upon actual receipt); or,

(b)           placed in the United States mail, certified mail, return receipt requested, postage prepaid and addressed as provided in this paragraph (in which case, it shall be deemed delivered five (5) days after such mailing); or,

(c)           personally delivered (in which case it shall be deemed delivered upon actual receipt) to, in all cases under Paragraphs 12(a), (b) and (c) of this Agreement, the name, address, email address, telephone and/or facsimile numbers set forth below the signatures lines for each party to this Agreement.

12.           ASSIGNMENT.  This Agreement shall not be assigned, pledged or transferred in any way by either party hereto without the prior written consent of the other party, except that the parties shall have the right to assign their rights hereunder to any affiliate or any successor in interest whether by merger, consolidation, purchase of assets or otherwise.  Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits herein contrary to the foregoing provisions shall be null and void.

13.           CONFLICTING AGREEMENTS.  The Advisor and the Company represent and warrant to each other that the entry into this Agreement and the obligations and duties undertaken hereunder will not conflict with, constitute a breach of or otherwise violate the terms of any agreement or court order to which either party is a party, and that each party is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

14.           NO WAIVER.  No terms or conditions of this Agreement shall be deemed to have been waived, nor shall any party hereto be stopped from enforcing any provisions of the Agreement, except by written instrument of the party charged with such waiver or estoppel.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

15.           GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.  The venue for any legal proceedings conducted pursuant to this Agreement will be in the appropriate forum in the City of San Diego, State of California.

16.           ENTIRE AGREEMENT.  This Agreement contains the entire agreement of the parties hereto in regard to the subject matter hereof and may not be changed orally but only by written document signed by the party against whom enforcement of the waiver, change, modification, extension or discharge is sought.  This Agreement supersedes all prior written or oral agreements by and among the Company or any of its subsidiaries or affiliates and the Advisor or any of its affiliates with respect to the subject matter of this Agreement.

17.           PARAGRAPH HEADINGS.  Headings contained therein are for convenient reference only.  They are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.

18.           SURVIVAL OF PROVISIONS.  In case any one or more of the provisions or any portion of any provision set forth in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision(s) or portion(s) thereof shall be modified or deleted in such manner as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws.  The validity, legality and enforceability of any such provisions shall not in any way be affected or impaired thereby and such remaining provisions shall be construed as severable and independent thereof.

19.           BINDING EFFECT.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, subject to the restriction on assignment contained in Paragraph 13 of this Agreement.

20.           ATTORNEY'S FEES. The prevailing party of any legal proceeding arising out of or resulting from this Agreement shall be entitled to recover its costs and fees, including, but not limited to, reasonable attorneys' fees and post judgment costs, from the other party.

21.           GENDER; PRONOUNS.  The use of the masculine shall refer to the feminine or neuter in circumstances in which the context otherwise requires and the singular shall refer to the plural in circumstances in which the context otherwise requires.

22.           AUTHORIZED AGENT.  The persons executing this Agreement on behalf of the Company and The Advisor hereby represents and warrant to each other that they are the duly authorized representatives of their respective entities and that each has taken all necessary corporate or partnership action to ratify and approve the execution of this Agreement in accordance  with its terms.

23.           ADDITIONAL DOCUMENTS.  Each of the parties to this Agreement agrees to provide such additional duly executed (in recordable form, where appropriate) agreements, documents and instruments as may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above indicated.

THE COMPANY:	ENVISION SOLAR INTERNATIONAL, INC.

	By:	/s/ Desmond Wheatley
Desmond Wheatley, President

THE ADVISOR:	FULCRUM ENTERPRISES, INC.

	By:	/s/ Jay S. Potter
Jay S. Potter, President